PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (as amended, modified or restated from time to time, this “Pledge Agreement”) is entered into on OCTOBER 2, 2009, between VALHI HOLDING COMPANY (“Valhi Holding”), and PLAINSCAPITAL BANK, as agent (in such capacity, the “Administrative Agent”), for the benefit of the Lenders and the L/C Issuer (collectively, the “Credit Parties”) that are from time to time parties to the CREDIT AGREEMENT of even date herewith among CONTRAN CORPORATION (“Contran”), the Credit Parties, and the Administrative Agent (which agreement, as it may be modified or amended from time to time, is referred to in this Pledge Agreement as the “Credit Agreement”).

RECITALS

A.           Pursuant to the terms of the Credit Agreement, the Credit Parties are prepared to extend the Loans and various other financial accommodations to Contran.

B.           One of the conditions precedent to the agreements of the Credit Parties to extend the Loans and other financial accommodations to Contran pursuant to the Credit Agreement is that Valhi Holding (which is a wholly-owned subsidiary of Contran) shall execute this Pledge Agreement and thereby grant the Administrative Agent, on behalf of the Credit Parties, a security interest in the TIMET Shares.  Valhi Holding is prepared to execute this Pledge Agreement in order to satisfy that condition.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties to this Pledge Agreement agree as follows:

AGREEMENT

1. Definitions.  Terms defined in the Credit Agreement that are used in this Pledge Agreement and are not otherwise defined herein have the meanings specified in the Credit Agreement.  In addition, the following terms have the meanings set forth below:

“Acceptable Security Interest” in any Property means a security interest and Lien in such Property (a) that exists in favor of the Administrative Agent for the benefit of the Credit Parties, (b) that  is superior to all other Liens on such Property, (c) that secures the Secured Obligations, and (d) that is perfected and enforceable against all Persons in preference to any rights of any Person therein.

“Approved Depositary” means The Depository Trust Company, or any other depositary that has been approved by the Administrative Agent and as to which the Administrative Agent has received an opinion of counsel to Valhi Holding reasonably satisfactory to the Administrative Agent to the effect that the Administrative Agent will have valid and perfected security interests in all Pledged Shares that may be deposited with such depositary.

“Collateral” means (a) the Pledged Shares, (b) the Collateral Account and all investments and investment property therein, (c) all rights and privileges of Valhi Holding with respect to the Pledged Shares (including, without limitation, all representations, warranties, registration rights, and other undertakings of any Person inuring to the benefit of Valhi Holding in respect thereof) and the Collateral Account, (d) all non-cash dividends and all other payments and distributions hereafter made on or with respect to the Pledged Shares and, following the occurrence and during the continuation of a Default or an Event of Default, all cash dividends paid on the Pledged Shares and all interest paid on the Collateral Account, and (e) all proceeds of any or all of the foregoing (whether the same arise or are acquired before or after the commencement of a Proceeding in which Valhi Holding is a debtor).

“Collateral Account” means a securities and/or depository account established by the Administrative Agent with PLAINSCAPITAL BANK designated as the “Collateral Account for Valhi Holding Company.”

“Credit Event” means any of the making of a Loan under the Credit Agreement or any other Loan Document, or the issuance, amendment, or extension of a Letter of Credit under the Credit Agreement or any other Loan Document.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing.

“Pledged Shares” means the securities described on Exhibit A attached to this Pledge Agreement, as such Exhibit may be amended from time to time by the written agreement of Valhi Holding and the Administrative Agent, provided, however, that if the Additional Security is something other than TIMET Shares, such exhibit may be amended only with the written consent of all of the Lenders.

“Proceeding” means a case under Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute, or any similar law of any state or foreign country or political subdivision thereof.

“Property” of any Person means any property (whether real, personal, or mixed, tangible, or intangible) of such Person.

“Qualified Investments” means:

(a)           readily marketable securities that are direct obligations of, or are unconditionally guaranteed by, the United States of America and mature within one year from the date on which they are acquired;

(b)           commercial paper maturing within three months, rated A-2 or higher by Standard & Poor's Ratings Services or Prime-2 or higher by Moody's Investors Service;

(c)           certificates of deposit issued by any bank doing business under the laws of the United States of America or of any state thereof having a Standard & Poor's Ratings Services investment grade rating of Single A or above and having a combined capital and surplus of not less than $1,000,000,000; and

(d)           repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a), (b), and (c) above entered into with any bank of the type described in clause (c) above.

“Secured Obligations” means (a) all of the Obligations under the Credit Agreement and the other Loan Documents, including, but not limited to, (i) all principal of and interest due under the Notes, and (ii) all Reimbursement Obligations, Unreimbursed Amounts, and contingent obligations in respect of Letters of Credit, (b) all amounts payable by Valhi Holding hereunder, under the Guaranty, or any other Loan Document, and (c) any renewals or extensions of any of the foregoing.

“UCC” means at any time the Uniform Commercial Code as in effect in Texas; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Acceptable Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Texas, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect or perfection or non-perfection (and for purposes of definitions related to such provisions).

2. Representations and Warranties.  Valhi Holding represents and warrants that:

(a) Valhi Holding is the record and beneficial owner of each item of Collateral existing on the date of this Pledge Agreement free and clear of all Liens, except the Liens created under this Pledge Agreement.  Valhi Holding will be the record and beneficial owner of each item of Collateral hereafter acquired in addition to any then-existing Collateral free and clear of all Liens, except the Liens created under this Pledge Agreement.  Valhi Holding is not and will not become a party to or otherwise bound by any agreement, other than this Pledge Agreement, that restricts in any manner the rights of any present or future holder of any of the Pledged Shares with respect thereto.

(b) The capital stock of TIMET is duly authorized, validly issued, and fully paid and non-assessable.

(c) Upon delivery to the Administrative Agent of all TIMET Shares constituting Pledged Shares, the Administrative Agent will have Acceptable Security Interests in such Collateral.  Valhi Holding has not performed any act that might prevent the Administrative Agent from enforcing any of the terms and conditions of this Pledge Agreement, or that would limit the Administrative Agent in any such enforcement.

(d) Valhi Holding is a corporation validly existing and in good standing under the laws of Delaware, and is qualified to do business in each other jurisdiction where the conduct of its business or the ownership of its properties requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.  Furthermore, Valhi Holding has full power, authority, and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver, and perform this Pledge Agreement.

(e) The execution, delivery, and performance by Valhi Holding of this Pledge Agreement have been duly authorized by all necessary corporate action of Valhi Holding, do not require any shareholder approval, or the approval or consent of any trustee or the holders of any Indebtedness of Valhi Holding, do not contravene any Law, regulation, rule, or order binding on Valhi Holding, or Valhi Holding's organizational documents, and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract, or other agreement or instrument to which Valhi Holding is a party, or by which Valhi Holding, or any of Valhi Holding's properties, may be bound or affected.

3. The Security Interests.  In order to secure the full and punctual payment of the Secured Obligations in accordance with the terms thereof, and to secure the performance of all the obligations of Valhi Holding under this Pledge Agreement and all other obligations of Contran under the other Loan Documents, Valhi Holding hereby grants to the Administrative Agent, for the benefit of the Credit Parties, a continuing security interest in the Collateral, whether presently existing or owned or hereafter arising or acquired.

4. Perfection of Security Interests.

(a) Prior to the initial Credit Event under the Credit Agreement or any other Loan Document, and thereafter upon the pledge of any Additional Security by Valhi Holding and upon each investment or reinvestment of funds deposited in the Collateral Account pursuant to Section 7 of this Pledge Agreement, Valhi Holding shall (i) deliver or cause to be delivered to the Administrative Agent all previously undelivered certificates and instruments evidencing Pledged Shares, other than Pledged Shares that have been deposited in an Approved Depositary, and (ii) give all notices and take such other action as may be necessary to perfect the Administrative Agent's security interest in any Pledged Shares that have been deposited with an Approved Depositary, or any funds or investments in the Collateral Account.

(b) All Pledged Shares, other than Pledged Shares that have been deposited with an Approved Depositary, shall be delivered to the Administrative Agent in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, and accompanied in each case by any required transfer tax stamps, all in form and substance satisfactory to the Administrative Agent.

(c) Valhi Holding shall cause each Approved Depositary to make appropriate entries to the Administrative Agent's account on the books of such Approved Depositary to reflect the transfer of all Pledged Shares that have been deposited with such Approved Depositary to the Administrative Agent to be held as collateral under this Pledge Agreement, and to deliver to the Administrative Agent a written confirmation of the book-entry transfer of such Pledged Shares into such account, to be held as Collateral under this Pledge Agreement.

(d) Valhi Holding shall notify TIMET of the security interest created hereby on the initial Pledged Shares and shall cause TIMET, within ten (10) Business Days of the date of this Pledge Agreement, to send written notice to the Administrative Agent acknowledging such security interest and expressly agreeing to remit any and all dividends and distributions on account of the Pledged Shares issued by TIMET (other than cash dividends) remitted after the date of this Pledge Agreement directly to the Administrative Agent at the Administrative Agent's address set forth in Schedule 15.7 to the Credit Agreement, and, upon receipt by TIMET of any notice from the Administrative Agent that a Default or an Event of Default has occurred and is continuing under the Credit Agreement, to remit all cash dividends and any and all other distributions on account of the Pledged Shares issued by TIMET directly to the Administrative Agent at the same address (and, upon the Administrative Agent's receipt of any such cash dividends, the Administrative Agent will deposit such funds into the Collateral Account).

5. Further Assurances.  Valhi Holding from time to time, at its expense, and in such manner and form as the Administrative Agent reasonably may require, will execute and deliver any financing statement, specific assignment, notice, or other writing and take any other action that may be necessary or desirable, or that the Administrative Agent reasonably may request, in order to create, preserve, perfect, or validate the security interests granted hereby, or to enable the Administrative Agent to exercise and enforce its rights under this Pledge Agreement with respect to any of the Collateral.  To the extent permitted by applicable law, Valhi Holding hereby authorizes the Administrative Agent to execute and file, in the name of Valhi Holding or otherwise, UCC financing statements that the Administrative Agent in its sole discretion may deem necessary or appropriate to perfect the security interests granted hereby.  Valhi Holding agrees that a carbon, photographic, photostatic, or other reproduction of this Pledge Agreement or of a financing statement is sufficient as a financing statement.  Valhi Holding shall pay the costs of, or incidental to, any recording or filing of any financing or continuation statements concerning the Collateral.

6. Collateral Account.  If at any time the Administrative Agent receives the proceeds of cash dividends or any other payments and distributions in respect of Pledged Shares following the occurrence and during the continuation of a Default or an Event of Default, the Administrative Agent promptly shall establish the Collateral Account and deposit all such funds therein and thereafter such funds shall be held in the Collateral Account and applied by the Administrative Agent in accordance with this Pledge Agreement.  The Collateral Account shall be subject to investment, debit, and withdrawal solely by the Administrative Agent, as the secured party, as provided in this Pledge Agreement, and the Administrative Agent shall obtain from PlainsCapital Bank, as the depositary of such Collateral Account, its written agreement to the terms and provisions hereof.  If any such proceeds, payments, or distributions are received by Valhi Holding at any time after occurrence and during the continuance of a Default, they shall be received in trust for the benefit of the Administrative Agent, and shall be remitted immediately to the Administrative Agent for deposit into the Collateral Account in the same form as received (with any necessary endorsement).  No amount, including interest on funds in the Collateral Account, shall be paid or released to or for the account of, or withdrawn by or for the account of, Valhi Holding or any other Person from the Collateral Account, except as provided in this Pledge Agreement.

7. Investment and Release of Funds.  So long as no Default or Event of Default shall have occurred and be continuing, Valhi Holding:

(a) may direct the investment and reinvestment by the Administrative Agent of all funds on deposit in the Collateral Account in accordance with the following terms and conditions:

(i) such funds will be invested solely in Qualified Investments; and

(ii) prior to or contemporaneously with the making of any such investment, Valhi Holding shall, in accordance with Section 4 of this Pledge Agreement, take or cause to be taken such steps as may be necessary to insure that the Administrative Agent will have an Acceptable Security Interest in such investment; and

(b) shall be entitled to receive from the Administrative Agent all interest or other income with respect to all funds on deposit in the Collateral Account.

Each request by Valhi Holding for investment or release of funds in or from the Collateral Account shall be deemed to be a representation and warranty by Valhi Holding that (x) such investment or withdrawal is in accordance with the terms and conditions specified in subsection (a) of this Section 7 of this Pledge Agreement, or for the purposes specified in subsection (b) of this Section 7 of this Pledge Agreement, as applicable; (y) the representations and warranties set forth in this Pledge Agreement are true and correct on and as of the date of such request as if made on and as of such date; and (z) no Default or Event of Default has occurred and is continuing on the date of such request.

8. Control by Secured Party.  Valhi Holding acknowledges and agrees that (a) subject to subsections 7(a) and 7(b) above, the Administrative Agent shall have exclusive control over and the exclusive right of withdrawal from the Collateral Account; (b) the Administrative Agent is vested with full and irrevocable power and authority for the purpose of carrying out the terms of this Pledge Agreement and to take any and all action and to execute any and all instruments that may be necessary to accomplish the purposes of this Pledge Agreement; (c) amounts deposited in the Collateral Account shall be applied exclusively as provided in this Pledge Agreement; and (d) except as specified in Section 7 of this Pledge Agreement, Valhi Holding shall have no right to withdraw, or cause the withdrawal of, any funds in the Collateral Account or to direct the investment of such funds or the liquidation thereof, and shall not make, attempt to make, or consent to the making of any withdrawal or transfer from the Collateral Account.

9. UCC Provisions.  Each of the parties to this Pledge Agreement agrees that, for purposes of Article 8 and Article 9 of the UCC, (i) the Collateral Account is a “securities account” (as defined in Section 8.501 of the UCC); (ii) PlainsCapital Bank is a “securities intermediary” (as defined in Section 8.102 of the UCC) and PlainsCapital Bank’s “jurisdiction” (for purposes of Section 8.110 of the UCC) is the State of Texas; (iii) the Administrative Agent is the “entitlement holder” having the “security entitlements” (as such terms are defined in Section 8.102 of the UCC) with respect to all financial assets credited to the Collateral Account; and (iv) all investments and instruments for the credit of the Collateral Account are to be treated as “financial assets” under Section 8.102 of the UCC.  Each of the parties hereto further agrees that, for purposes of the UCC, Valhi Holding has granted, and hereby confirms that it has granted, to the Administrative Agent a security interest in the Collateral Account and in all interests or security entitlements of Valhi Holding relating to the Collateral Account.

10. Obligations of Depositary.  Upon the creation of the Collateral Account, the Administrative Agent will cause PlainsCapital Bank to confirm and agree with Valhi Holding and the Administrative Agent that (a) it has identified, and will at all times identify, the Collateral Account as being subject to the security interest created hereby; (b) it has not entered into any prior control agreement relating to the Collateral Account or investment property therein and further agrees not to enter into any control agreement (other than this Pledge Agreement) relating to the Collateral Account or investment property therein; and (c) it will not comply with any entitlement orders, instructions, or directions of any kind concerning the Collateral Account, other than from the Secured Party.

11. Record Ownership of Pledged Shares; Definitive Certificates.  At any time following the occurrence and during the continuation of a Default or an Event of Default, the Administrative Agent from time to time in its sole discretion may cause any or all of the Pledged Shares to be transferred of record into the name of the Administrative Agent or a nominee.  Valhi Holding promptly will give to the Administrative Agent copies of any notices and other communications received by Valhi Holding with respect to Pledged Shares registered in the name of Valhi Holding, and the Administrative Agent promptly will give Valhi Holding copies of any notices and other communications received by the Administrative Agent with respect to Pledged Shares registered in the name of the Administrative Agent or a nominee.  At any time following the occurrence and during the continuation of a Default, the Administrative Agent shall have the right to obtain definitive certificates (in its name, or in the name of a nominee) representing Pledged Shares at any time deposited with an Approved Depositary, and all such certificates shall be Collateral under this Pledge Agreement and be subject to the terms hereof.

12. Right to Vote Pledged Shares; Receipt of Dividends.

(a) Unless a Default or an Event of Default shall have occurred and be continuing, Valhi Holding shall have the right, from time to time, to vote and to give consents, ratifications, and waivers with respect to the Pledged Shares, and the Administrative Agent shall, upon receiving a written request from Valhi Holding, which request shall be deemed to be a representation and warranty by Valhi Holding that no Default or Event of Default has occurred and is continuing, deliver to Valhi Holding or, as specified in such request, such proxies, powers of attorney, consents, ratifications, and waivers in respect of any Pledged Shares that are registered in the name of the Administrative Agent, or a nominee, as shall be specified in such request, which shall be in form and substance satisfactory to the Administrative Agent.

(b) If a Default or an Event of Default shall have occurred and be continuing, all rights of Valhi Holding to exercise the voting and other consensual rights that it otherwise would be entitled to exercise pursuant to Section 12(a) above shall end upon 20 days' notice from the Administrative Agent to Valhi Holding and, thereafter, the Administrative Agent shall have the right to the extent permitted by law for so long as such Default or Event of Default continues, and Valhi Holding shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratifications, and waivers, and take any other action with respect to all Pledged Shares with the same force and effect as if the Administrative Agent were the absolute and sole owner thereof.

(c) The Administrative Agent shall be entitled to receive and retain as Collateral all dividends and distributions (other than cash dividends or distributions) made in respect of the Pledged Shares, whether so paid or made before or after any Default or Event of Default has occurred; provided, however, that upon the occurrence and during the continuance of a Default or an Event of Default, the Administrative Agent shall be entitled to receive and deposit as Collateral all cash dividends into the Collateral Account for so long as such Default or Event of Default continues.  Any such dividends or distributions on account of Pledged Shares shall, if received by Valhi Holding, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of Valhi Holding, and be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement).

13. General Authority.  Valhi Holding hereby irrevocably appoints the Administrative Agent as its true and lawful attorney, with full power of substitution, in the name of Valhi Holding, and at Valhi Holding's expense, to the extent permitted by law to exercise, at any time, and from time to time, all or any of the following powers with respect to all or any of the Collateral:

(a) to take such reasonable action as the Administrative Agent deems necessary to protect or preserve the Collateral and, upon the occurrence and during the continuation of a Default or an Event of Default, to realize upon the Collateral in accordance with this Pledge Agreement;

(b) if a Default shall have occurred and be continuing, to give notice thereof to Valhi Holding, whereupon (i) funds on deposit in the Collateral Account shall not be made available to Valhi Holding and (ii) the Administrative Agent may direct the investment and reinvestment of all funds on deposit in the Collateral Account pending application in accordance with Section 15 of this Pledge Agreement in Qualified Investments; and

(c) so long as an Event of Default shall have occurred and be continuing:

(i) to demand, sue for, collect, receive, and give acquittance for any and all monies due or to become due upon or by virtue of the Collateral,

(ii) to settle, compromise, prosecute, or defend any action or proceeding with respect thereto, and

(iii) to sell, transfer, assign, or otherwise deal in or with the same or the proceeds thereof in accordance with Section 11 of this Pledge Agreement.

14. Remedies upon an Event of Default.

(a) If an Event of Default shall have occurred and be continuing, the Administrative Agent may exercise all of the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, the Administrative Agent may without being required to give any notice, except as herein provided, or as may be required by mandatory provisions of law, (i) apply the cash, if any, then held as Collateral as specified in Section 15 of this Pledge Agreement and (ii) if there shall be no such cash, or if such cash shall be insufficient to pay all the Secured Obligations in full, sell the Collateral or any part thereof at public or private sale, or at any broker's board or on any securities exchange, for cash, upon credit, or for future delivery, and (subject to the requirements of the UCC) at such price or prices as the Administrative Agent may deem satisfactory.  The Administrative Agent may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type that is the subject of a widely distributed standard price quotations, at any private sale) and thereafter hold the same, absolutely and free from any right or claim of whatsoever kind.  The Administrative Agent is authorized in connection with any such sale (i) to restrict the prospective bidders on or purchasers of any of the Collateral to a limited number of sophisticated investors who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or sale of any of such Collateral, (ii) to cause, if applicable, to be placed on certificates for any or all of the Pledged Shares a legend to the effect that such security has not been registered under the Securities Act of 1933 (“Securities Act”) and may not be disposed of in violation of the provisions of the Securities Act, and (iii) to impose such other limitations or conditions in connection with any such sale as the Administrative Agent reasonably deems necessary or advisable in order to comply with the Securities Act or any other applicable law or regulation.  Valhi Holding agrees that it will execute and deliver such documents and take such other reasonable action (other than any action to register the Pledged Shares) as the Administrative Agent deems necessary or advisable in order that any such sale may be made in compliance with applicable law.  Upon any such sale the Administrative Agent shall have the right to deliver, assign, and transfer to the purchaser thereof the Collateral so sold.  Each purchaser at any such sale shall hold the Collateral so sold to it absolutely, free from any claim or right of whatsoever kind, including any equity or right of redemption of Valhi Holding and, to the extent permitted by law, Valhi Holding hereby specifically waives all rights of redemption, stay, or appraisal that it has or may have under any law now existing or hereafter adopted.  The Administrative Agent shall give Valhi Holding not less than ten days' prior written notice of the time and place of any sale or other intended disposition of any of the Collateral unless the Collateral threatens to decline speedily in value.  The Administrative Agent and Valhi Holding agree that such notice constitutes “reasonable authenticated notification of disposition” within the meaning of UCC Section 9-611.  Such notice (if any is required) shall (i) in the case of a public sale, state the time and place fixed for such sale, (ii) in the case of sale at a broker's board or on a securities exchange, state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion thereof so being sold, will first be offered for sale at such board or exchange, and (iii) in the case of a private sale, state the day after which such sale may be consummated.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent shall deem to be commercially reasonable, provided that the Administrative Agent shall not be obligated to make any such sale pursuant to any such notice.  The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.  If all or any part of the Collateral is sold on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the selling price is paid by the purchaser thereof, but the Administrative Agent shall not incur any liability in case of the failure of such purchaser to pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice.  The Administrative Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the security interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

(b) If the Administrative Agent shall determine to exercise its right to sell all or any of the Pledged Shares pursuant to Rule 144 of the General Rules and Regulations of the Securities Act (“Rule 144”), at the request of the Administrative Agent, Valhi Holding shall exercise best efforts to cause TIMET to file, on a timely basis, all annual, quarterly, and other reports required to be filed by it under Sections 13 and 15(d) of the Exchange Act, and the rules and regulations of the SEC thereunder, as amended from time to time.  In addition, at the request of the Administrative Agent, Valhi Holding shall exercise best efforts to cause TIMET to cooperate with the Administrative Agent so as to enable such sales to be made in accordance with applicable laws, rules, and regulations and the requirements of the broker through which the sales are proposed to be executed, and shall, upon request and assuming that the requirements of Rule 144 have been complied with, furnish at Valhi Holding's expense an opinion of counsel to TIMET that the proposed sale is in compliance with Rule 144.

(c) For the purpose of enforcing any and all rights and remedies under this Pledge Agreement, the Administrative Agent may (i) require Valhi Holding to, and Valhi Holding agrees that it will, at Valhi Holding's expense and upon the request of the Administrative Agent, forthwith assemble all or any part of the Collateral not held by the Administrative Agent as directed by the Administrative Agent and make it available at a place designated by the Administrative Agent that is, in its opinion, reasonably convenient to Valhi Holding, whether at the premises of Valhi Holding or otherwise, (ii) to the extent permitted by applicable law, enter, with or without process of law and without breach of the peace, any premises where any of such Collateral is or may be located, and without charge or liability to it seize and remove such Collateral from such premises, and (iii) have access to and use Valhi Holding's books and records relating to such Collateral.

15. Application of Proceeds.  The proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent in the following order of priorities:

(a) first, to payment of the Administrative Agent's out-of-pocket expenses of such sale or other realization, including reasonable compensation to its agents and counsel, and all reasonable expenses, liabilities, and advances incurred or made by the Administrative Agent in connection therewith, and any other unreimbursed reasonable expenses or other reasonable amounts for which the Administrative Agent is to be reimbursed pursuant to Section 16 of this Pledge Agreement or is to be reimbursed pursuant to the Credit Agreement;

(b) second, to the ratable payment of accrued but unpaid interest and any accrued but unpaid fees constituting part of the Secured Obligations in accordance with the terms of the Credit Agreement;

(c) third, to the ratable payment of unpaid principal of the Secured Obligations;

(d) fourth, to the ratable payment of all other Secured Obligations, until all Secured Obligations (including, without limitation, all reasonable legal fees and expenses payable by Valhi Holding pursuant to the terms of the Credit Agreement) shall have been paid in full; and

(e) finally, to payment to Valhi Holding or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

16. Expenses.  Valhi Holding upon demand will pay to the Administrative Agent, within ten days of demand:

(a) the amount of any taxes that the Administrative Agent may have been required to pay by reason of the security interests granted hereby (including any applicable transfer taxes), or to free any of the Collateral from any Lien thereon, and

(b) the amount of any and all reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel or any other agents or experts, that the Administrative Agent may incur in connection with (i) the administration of this Pledge Agreement, (ii) the collection, sale, or other disposition of any of the Collateral, (iii) the exercise by the Administrative Agent of any of the rights conferred upon it hereunder, or (iv) any default on the part of Valhi Holding under this Pledge Agreement.

17. Termination of Security Interests; Release of Collateral.  Upon the repayment in full of all Secured Obligations and the termination of the Commitments and the expiration of all Letters of Credit, the security interests granted hereby shall terminate and all rights to the Collateral shall revert to Valhi Holding, and the Administrative Agent promptly will execute and deliver to Valhi Holding such documents as Valhi Holding reasonably shall request to evidence such termination and promptly will redeliver to Valhi Holding all certificates evidencing the Pledged Shares and release or cause the release of all funds or investments held in the Collateral Account, or otherwise, as Collateral.

18. Notices.  All notices, communications, and distributions under this Pledge Agreement shall be given or made to the parties hereto in the manner and at the locations set forth in the Credit Agreement, or at such other address as the addressee hereafter may specify for the purpose of giving notice.

19. Waivers, Non-Exclusive Remedies.  No failure on the part of the Administrative Agent to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Pledge Agreement or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent of any right under this Pledge Agreement preclude any other or further exercise thereof, or the exercise of any other right.  The rights and remedies in the Loan Documents are cumulative and are not exclusive of any other remedies provided by law.

20. Successors and Assigns.  This Pledge Agreement is for the benefit of the Administrative Agent (on behalf of the Credit Parties) and its successors and assigns and in the event of an assignment of all or any of the Secured Obligations, the rights under this Pledge Agreement, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness.  The Administrative Agent agrees to give Valhi Holding written notice of any such assignment.  This Pledge Agreement shall be binding on Valhi Holding and its successors and assigns.

21. Changes in Writing.  Neither this Pledge Agreement nor any provision hereof may be changed, waived, discharged, or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.

22. Choice of Law.  This Pledge Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to conflicts of laws principles.

23. Severability.  If any provision of this Pledge Agreement is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Administrative Agent in order to carry out the intentions of the parties hereto as nearly as may be possible; and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

24. Standard of Care.  The powers conferred on the Administrative Agent under this Pledge Agreement are solely to protect its interest in the Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers.  Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it under this Pledge Agreement, the Administrative Agent shall have no duty as to any Collateral, it being understood that the Administrative Agent shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders, or other matters relating to any Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, (b) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Collateral) to preserve rights against any prior parties or any other rights pertaining to any Collateral, (c) taking any necessary steps to collect or realize upon the Secured Obligations or any guarantee therefor, or any part thereof, or any of the Collateral, or (d) initiating any action to protect the Collateral against the possibility of a decline in market value.  The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property consisting of negotiable securities.

25. Waiver of Jury Trial.  VALHI HOLDING AND THE ADMINISTRATIVE AGENT HEREBY WAIVE TRIAL BY JURY IN ANY CONTROVERSY (CLAIM, DEFENSE, OFFSET, COUNTERCLAIM, OR THIRD-PARTY CLAIM WHETHER ASSERTED IN TORT, CONTRACT, OR OTHERWISE) THAT EITHER OF THEM HAS OR MAY HAVE AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY RELATED TO THE CONSTRUCTION, PERFORMANCE, AND/OR ENFORCEMENT OF THIS PLEDGE AGREEMENT.

26. Headings.  Section and subsection headings in this Pledge Agreement are included herein for convenience of reference only and shall not constitute a part of this Pledge Agreement for any other purpose or be given any substantive effect.

NOTICE OF FINAL AGREEMENT

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[signature page follows]

EXECUTED as of the date first written above.

VALHI HOLDING COMPANY By /s/John A. St. Wrba John A. St. Wrba Vice President and Treasurer	PLAINSCAPITAL BANK, as Administrative Agent for the Credit Parties By /s/J. Bart Bearden J. Bart Bearden Executive Vice President

EXHIBIT A TO
PLEDGE AND SECURITY AGREEMENT

TIMET SHARES PLEDGED AS OF
THE DATE OF THE PLEDGE AND SECURITY AGREEMENT
AND THE INITIAL ADVANCE UNDER THE
CREDIT AGREEMENT

____________ shares of common stock of Titanium Metals Corporation, par value $.01 per share, evidenced by the following certificate numbers:

Issuer	Certificate Number	Certificate Date	Number of Shares of Common Stock
Titanium Metals Corporation